EX-28.h.2

EXECUTION COPY

FORM OF

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT, made as of the 3rd day of October 2012, and to have an effective date with respect to a Portfolio (as defined below) on or about April 1, 2013, or such earlier date as the parties may mutually agree in writing (the “Effective Date”), is by and between THE DFA INVESTMENT TRUST COMPANY, having its principal office and place of business at 6300 Bee Cave Road, Building One, Austin, TX 78746 (the “Fund”) and STATE STREET BANK AND TRUST COMPANY a Massachusetts trust company having its principal office and place of business at 1 Lincoln Street, Boston, Massachusetts 02111 (the “Transfer Agent”).

WHEREAS, the Fund is authorized to issue shares of beneficial interest in one or more separate series (“Shares”), such series shall be named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 16, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Fund is a Delaware statutory trust registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 16; and

WHEREAS, the Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Terms of Appointment and Duties

1.1
Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Fund’s authorized and issued Shares, dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Fund and of any Portfolios of the Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program.  In accordance with procedures established from time to time by agreement between the Transfer Agent and the Fund and its Portfolios (the “Operating Procedures”), with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a)  Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)      Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian for the Fund (the “Custodian”);

(c)      Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)       Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)      In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Fund;

(f)      At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders or other appropriately designated payees;

(g)      Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)      Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

(i)      If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j)      Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost;

(k)      Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(l)      Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  The Transfer Agent shall also provide the Fund on a regular basis or at the Fund’s reasonable written request with the total number of Shares which are authorized and issued and outstanding.  The Transfer Agent shall notify the Fund in the event any proposed issue of Shares by the Fund will result in an over issuance of the authorized shares of a particular class or series of Shares of the Fund or if the authorized but unissued shares for a particular class or series of Shares of the Fund exceed a threshold specified by the Fund.

(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from insurance company separate accounts (“Separate Accounts”), broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders.  With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation.  E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent.  The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions;

(o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(p) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a)      Other Customary Services.  Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; arranging for mailing of Shareholder reports and prospectus(es) to current

Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; providing Shareholder account information to the Fund or its middle office service provider (including any Shareholder account information as may be requested to facilitate Shareholder reporting and communications); capturing and reporting cost basis information; and (upon mutual agreement with respect to the applicable fees therefor) provide proxy services, including addressing and mailing proxy material for meetings of the Fund’s Shareholders, receiving and tabulating the proxy cards for the meetings of the Fund’s Shareholders and notifying the Fund of the results of such tabulations;

(b)      Control Book (also known as “Super Sheet”).  Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such other time as the Fund may reasonably require on the next business day, and provide intraday access to shareholder cashflows as may be requested by the Fund and detailed in the Operating Procedures;

(c)      “Blue Sky” Reporting.  The Fund or the Fund’s administrator (the “Administrator”) shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable.  The Transfer Agent shall establish the foregoing parameters on the system.  The Fund or the Administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country.  The responsibility of the Transfer Agent for the Fund's Blue Sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the Administrator and the daily transmission of a file to the Fund’s designated Blue Sky vendor in order that the vendor may provide reports to the Fund and the Administrator for monitoring;

(d)           National Securities Clearing Corporation (the “NSCC”).  (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), as agreed upon in written procedures and in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent;  (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)      Performance of Certain Services by the Fund or Affiliates or Agents.  New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent;

(f) Anti-Money Laundering (“AML”) Delegation.  In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”).  If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) and the applicable fees and expenses related thereto.  Schedule 1.2(f) may be changed from time to time subject to mutual written agreement between the parties.  The Transfer Agent will carry out its duties under any such AML Delegation in a manner consistent with its standard of care as provided in Section 8(a) of this Agreement;

(g)      Call Center Services.  Upon request of the Fund, answer telephone inquiries during mutually agreed upon hours each day on which the New York Stock Exchange is open for trading.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.  In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fees as may be agreed upon in writing, from time to time, by the Transfer Agent and the Fund and the reimbursable expenses that may be associated with these additional duties; and

(h) Escheatment, Orders, Etc.  If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing.

1.3
Fiduciary Accounts.  With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4
Site Visits and Inspections; Regulatory Examinations.  During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement.  Such inspections shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year.  Site visits as may be scheduled in the ordinary course of business are not restricted in frequency.  The Fund agrees to reimburse the Transfer Agent for certain third party, out-of-pocket expenses, as mutually agreed upon, that the Transfer Agent may reasonably incur in connection with such site visits and inspections.  No such expenses will be charged to the Fund when the Fund’s CCO or officers participate in the Transfer Agent sponsored events for CCOs or officers of its transfer agency clients.  In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients.  The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.  The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority.  The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement in a form mutually agreed to by the Fund and the Transfer Agent before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

1.5
Tax-related support.  In connection with the services hereunder, the Transfer Agent shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to Shareholders, such information returns relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, the Transfer Agent shall process and confirm Shareholder address changes, recording new addresses, and shall mail certain requests for Shareholder certifications under penalties of perjury and pay on a timely basis to the appropriate federal and other taxing authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable laws, rules and regulations.  The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a tax adviser or tax return paid preparer.

1.6
Authorized Persons. The Fund, on behalf of each Portfolio, hereby agrees and acknowledges that with respect to directly held accounts the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Fund, on behalf each Portfolio, agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value (“Net Asset Value”) determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective prospectus(es), and the Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.7
Service Level Standards and Operating Procedures. The parties agree to negotiate in good faith for service level standards and Operating Procedures that, once agreed upon, will be incorporated into this Agreement.

2.           Third Party Administrators for Defined Contribution Plans

2.1
The Fund may decide to make available to certain of its customers, Shares of the Fund or a Portfolio in connection with (i) variable insurance products issued by unaffiliated Separate Accounts and (ii) qualified plan programs (the “Programs”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan” or “Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and administered by TPAs.

2.2
In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Separate Accounts or Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the Separate Account or TPA or its designee.  With respect to TPAs, such accounts shall be maintained in the name of a TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as transfer agent of the Fund and not as a record-keeper for the Separate Accounts or the Plans.

2.3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.           Fees and Expenses

3.1
Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses as may be agreed upon in writing, from time to time, by the Transfer Agent and the Fund.  Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

3.2
Reimbursable Expenses.  In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for certain reimbursable expenses incurred in connection with providing the services hereunder as may be agreed upon in writing, from time to time, by the Transfer Agent and the Fund.  Such expenses shall only be applicable to the extent utilized by or with respect to the Fund.  The Transfer Agent shall provide the Fund with detailed invoices setting forth any such expenses.

3.3
Postage.  The Transfer Agent may request that postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts be advanced to the Transfer Agent by the Fund, or the Administrator on behalf of the Fund, prior to the mailing date of such materials.  Upon such request, the Fund or the Administrator will make good faith efforts to advance such amounts to the Transfer Agent taking into consideration the amount of notice provided to the Fund or the Administrator by the Transfer Agent.

3.4
Invoices.  The Fund agrees to pay all fees and reimbursable expenses (as defined in Section 3.2 above) within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute.  The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith.  The Fund shall settle such disputed amounts within fifteen (15) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.           Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

4.2
It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, and it will remain so registered for the duration of this Agreement.  It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts and in every other jurisdiction, if any, where such qualification is required.

4.4	It is empowered under applicable laws and by its charter and by-laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7	It will promptly notify the Fund in the event that the Transfer Agent is for any reason unable to perform any of its obligations under this Agreement.

4.8
It will promptly notify the Fund, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

4.9
The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Fund’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

The Transfer Agent will notify the Fund promptly if any of the representations and warranties above cease to be true.

5.           Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is an open-end investment company registered under the 1940 Act.

5.5
A registration statement under the 1940 Act for the Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

The Fund will notify the Transfer Agent promptly if any of the representations and warranties above cease to be true.

6.           Data Access and Proprietary Information

6.1
The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.3 below) or the Confidential Information (as defined in Section 9.1 below) of the Fund.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a)      Use such programs and databases (i) solely on the Fund’s, Administrator’s, affiliate’s or agents’ computers, (ii) solely from equipment at the locations agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)      Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c)      Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d)      Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)      Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f)      Honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent's expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law; however, the foregoing shall not be construed to require the Fund to execute any assignments of intellectual property rights or to become a party to any litigation or other legal proceeding.

6.2
Proprietary Information shall not include all or any portion of any of the foregoing items that:  (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3
The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

6.4
The Fund may disclose Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Fund; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Transfer Agent advance notice of the possibility of such disclosure so the Transfer Agent may attempt to prevent such disclosure or obtain a protective order concerning such disclosure.

6.5
If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  In the event that the Transfer Agent becomes aware of a material issue with respect to the integrity of the data, the Transfer Agent will promptly advise the Fund of the event and of the extent of distribution of data to any recipients.

6.6
If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.7
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6.  The obligations of this Section shall survive any earlier termination of this Agreement.

6.8
DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.           Indemnification

7.1
The Transfer Agent and its affiliates, including their respective officers, directors and employees, shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit solely in connection with services under this Agreement in which the Transfer Agent or its affiliate is a named party), payments, expenses and liability directly arising out of or directly attributable to the following; provided, however, that the Fund shall not be obligated to indemnify the Transfer Agent hereunder if such loss, damage or liability is due to the Transfer Agent’s (i) breach of its standard of care as set forth in Section 8(a) below or (ii) violation of applicable law or regulation pertaining to the transfer agency services:

(a)      All actions of the Transfer Agent required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)      The Fund’s lack of good faith, negligence or willful misconduct;

(c)      The reasonable reliance upon, and any subsequent reasonable use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent, including those received by machine readable input, facsimile, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; any instructions or requests of the Fund or any of its officers; or any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (except to the extent that such violation resulted directly from the Transfer Agent’s failure to comply with the instructions of the Fund or the Administrator identifying the states and countries where the Shares of the Fund or the portfolios are registered or exempt, and the number of Shares of each class registered with respect to each such state or country, as applicable.

(e) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; the Transfer Agent shall assist the Fund and work with the Fund and the depositing and/or originating bank to mitigate the losses where possible; however, the Fund acknowledges that such mitigation is not a condition of this indemnity obligation; or

(f) Upon the Fund’s request, entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2
The Fund and its affiliates, including their respective officers, trustees, directors and employees, shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or directly attributable to (i) any action or failure of the Transfer Agent or its agents or subcontractors to act in connection with the performance of the services hereunder as a result of the Transfer Agent’s or its agents’ or subcontractors’ breach of its standard of care provided in Section 8(a); or (ii) the Transfer Agent’s or its agents’ or subcontractors’ violations of applicable laws, regulations or formal, documented requirements of any governmental authority having jurisdiction over the Transfer Agent or the Fund pertaining to the manner in which transfer agency services are performed.

7.3
In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.  In no event will the Fund be liable for any settlement of any action or claim effected without its prior written consent.

8.           Standard of Care/Indirect Damages

(a) Standard of Care.  The Transfer Agent shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of transfer agency services and use all reasonable efforts in performing the services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its bad faith, negligence, or willful misconduct or that of its employee or agents.

(b) Indirect Damages.  Other than damages arising from a party’s fraud, neither party shall be liable for any special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

9.           Confidentiality

9.1
Each party agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other non-public, proprietary or confidential information whatsoever (the “Confidential Information”) of the other party used or gained during the performance under this Agreement.  The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Fund or the Transfer Agent and their successors and assigns.  Neither party will use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the receiving party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions in connection with the performance of services under this Agreement but in no case shall the information be used by any of these parties in a manner that is adverse to the interests of the party whose confidential information (including information related to competitive businesses) is being disclosed.  The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of the Agreement, (ii) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with the Agreement, (iii) that is disclosed, upon prior notice to the party whose information is being disclosed, in the manner and to the extent required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2
The Transfer Agent has implemented and maintains at each service location physical and information security and data protection safeguards that are reasonably designed to prevent the destruction, loss, theft, or alteration of, and unauthorized access to, the Fund’s Confidential Information, including Customer Information (defined below), in the possession of the Transfer Agent.  The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (the “GLB Act”) and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”).  This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information and the Customer Information is and will remain the sole and exclusive property of the Fund.  The Transfer Agent represents and warrants that the Transfer Agent will protect, maintain and use the Fund’s Confidential Information, including the Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time, and (iii) applicable federal and state privacy laws, including the GLB Act and the Mass Privacy Act.

Consistent with its standard of care, as provided in Section 8(a) of this Agreement, the Transfer Agent will employ reasonable safeguards designed to protect the Fund’s Confidential Information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Transfer Agent may choose to employ.

The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including the Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation (including details regarding the extent of the violation and the distribution of data to any recipients), and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the extent of the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

9.3
For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s shareholders, prospective shareholders and plan administrators, including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the GLB Act and all “personal information” as defined in the Mass Privacy Act.

9.4
To the extent that the Transfer Agent’s affiliates or other permitted agents or subcontractors have access to Confidential Information, including Customer Information, the Transfer Agent shall require that such entities are subject to terms governing confidentiality and security of such Confidential Information which are substantially similar to those set forth in this Agreement. At all times, the Transfer Agent shall remain responsible and liable for such entities’ compliance with the terms of this Section 9.

9.5
In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Confidential Information in breach of this Agreement, the party whose information has been disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

9.6
In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than requests for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e. divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund or the Administrator (except where prohibited by law) and to secure instructions from an authorized officer of the Fund or the Administrator as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person if required by law or court or administrative order.

10.           Covenants of the Fund and the Transfer Agent

10.1	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for the secure safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.2
In performing the services hereunder, the Transfer Agent shall comply with the applicable provisions of the Fund’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto.  The Fund shall promptly provide the Transfer Agent with copies of such material as soon as available and, upon request, copies of any applicable resolutions by the Fund’s Board of Trustees which relate to the Shares.

10.2
Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in Internal Revenue Service regulations with respect to any services as information reporting and withholding agent for the Fund, in each case as such regulations may be amended from time to time; and (ii) its record retention policies.  The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act.  To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.  Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC or any other regulatory agency having jurisdiction over the Fund’s business upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.  In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, and consistent with Section 9.6 above, to produce such records of the Fund or the Transfer Agent’s personnel as witnesses, the Fund agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the reasonable fees and expenses of the Transfer Agent’s counsel, incurred in responding to such request, order or requirement.

10.3
Compliance Program.  The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund.  Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

10.4
SSAE16 Reports.  The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

10.5
Business Continuity.  The Transfer Agent will maintain a comprehensive business continuity and disaster recovery plan (the “business continuity plan”) and will provide an executive summary of such plan upon reasonable request of the Fund.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test.  Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.  The Transfer Agent represents that its business continuity plan is appropriate for its business as a provider of transfer agency services to investment companies registered under the 1940 Act.

10.6
Insurance. The Transfer Agent shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, which are determined by its Board of Trustees to be appropriate for its business.  Such types and levels of coverage are consistent with the types and levels maintained in the industry by other high quality transfer agents for registered investment companies.  The Transfer Agent agrees to provide the Fund with certificates of its insurance coverage for errors and omissions insurance, fidelity bonds and electronic data processing coverages, and agrees to provide updated certificates as requested by the Fund.  To the extent that the parties’ respective policies of insurance provide for coverage of claims for liability or indemnity by such parties, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to its insured party or parties, which would otherwise be a covered claim in the absence of any provision of this Agreement.

10.7
Cooperation with Accountants. The Transfer Agent shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Fund from time to time, to such accountants for the expression of their opinion,.

11.           Duration and Termination

11.1
Term.  This Agreement shall remain in full force and effect for an initial term ending five (5) years from the Effective Date of this Agreement (the “Initial Term”) unless earlier terminated in accordance with the provisions of this Section or pursuant to Section 11.4.  After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing.  During the Initial Term and thereafter, either party may immediately terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) the other party ceases to carry on its business or an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

In addition, the Fund may terminate this Agreement during the Initial Term and thereafter with respect to a Portfolio if, in the Fund’s reasonable opinion, the Transfer Agent has persistently not achieved the performance measures set forth in any service level document (a “Service Level Document”) that may be established in good faith by the parties as key identified performance measures, and a plan or revised plan has not been put into place in accordance with the following procedures:  In the event that the Transfer Agent has persistently not met the key identified performance measures set forth in the Service Level Document during any two months of any calendar quarter (as such failure is set forth in the Service Level Document), the Fund may, in its discretion, submit a written deficiency notice to the Transfer Agent outlining the performance deficiencies (“Deficiency Notice”).  Such Deficiency Notice shall be provided to the Transfer Agent within 20 days of the end of such calendar quarter.  After receipt of such notice, the Transfer Agent shall present the Fund with a written plan (the “Plan”) to address the deficiencies set forth in the Deficiency Notice.  Such Plan must be provided to the Fund within 30 days after receipt of the Deficiency Notice.  If the Transfer Agent fails to submit a Plan within such 30-day period, the Fund may terminate this Agreement upon 60 days’ written notice to the Transfer Agent.  The Fund, in its discretion, may accept or reject the Plan by notifying the Transfer Agent in writing (“Plan Notice”) within 15 days after receipt of the Plan.  If the Fund fails to provide a Plan Notice within such 15-day period, it shall be presumed that the Fund accepted the Plan.  In the event the Fund submits a Plan Notice rejecting the Plan, the Transfer Agent shall submit a revised plan

(“Revised Plan”) within 30 days after provision of such Plan Notice.  If the Transfer Agent fails to submit a Revised Plan within such 30-day period, the Fund may terminate the Agreement upon 60 days’ written notice to the Transfer Agent.  The Fund, in its discretion, may accept or reject the Revised Plan by notifying the Transfer Agent in writing (“Revised Plan Notice”) within 15 days after receipt of the Revised Plan.   If the Fund fails to provide a Revised Plan Notice within such 15-day period, it shall be presumed that the Fund accepted the Revised Plan.  If the Fund provides a Revised Plan Notice to the Transfer Agent that rejects the Revised Plan, the Fund may, in its discretion, terminate this Agreement upon 60 days’ written notice to the Transfer Agent.  Such termination notice must be submitted to the Transfer Agent within 60 days after provision of the Revised Plan Notice.

11.2
Continuation for Wind Down Period.  In the event of a termination of this Agreement as of the scheduled expiration of the Initial Term or thereafter, the Fund shall have the option upon forty-five (45) days prior written notice to the Transfer Agent, to extend the term of this Agreement by up to twelve (12) months (the “Wind-Down Period”) in order to facilitate the movement of the Fund’s data and records to a new service provider.  The Transfer Agent shall be compensated by the Fund during such Wind-Down Period in accordance with the terms of this Agreement, as amended, for the term for which it is being extended.

11.3
Deconversion.  In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund.  Such deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time. The Transfer Agent will convert the Fund’s account records (including master history and sub-files) from the Transfer Agent’s system (a “Deconversion”) using certain standard file layouts. The Fund may elect, at its expense, to use a different file layout or require other custom programming with respect to the conversion of its account records (a “non-standard Deconversion”).  If the Fund makes such an election, the Fund shall provide the Transfer Agent with its conversion requirements.  The Transfer Agent shall provide the Fund with a written estimate for approval of such non-standard Deconversion cost, based on the Fund’s specifications and the Transfer Agent’s standard rates in effect at the time, prior to the commencement of any Deconversion activity.

11.4
Loss of Transfer Agent Registration; Change of Control. In addition to any right to terminate set forth in this Agreement, the Fund shall have the right to terminate this Agreement by delivery of written notice to the Transfer Agent, such termination to take effect not sooner than six (6) months after the date of such delivery, if the Transfer Agent (a) ceases to be registered as a transfer agent under the 1934 Act and has failed to initiate appropriate action to reinstate such registration or has publicly expressed its intention to cease its transfer agency business or (b) experiences any transfer of ownership of a controlling interest by or to any person other than an entity which was an affiliate of the Transfer Agent immediately before any such transfer.

12.           Assignment and Third Party Beneficiaries

12.1
Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Subcontractors

13.1
The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with Boston Financial Data Services, Inc. (“Boston Financial”), an affiliate of the Transfer Agent, which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.  In addition, the Transfer Agent may from time to time engage other affiliated and non-affiliated parties to perform functions in connection with the services hereunder and shall notify the Fund prior to such engagements.  The Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its affiliate and of any party engaged by the Transfer Agent under this Section as it is for its own acts and omissions.  The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.

13.2
For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

14.	Changes and Modifications

14.1
During the term of this Agreement, the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which DST Systems, Inc. (“DST”), an affiliate of Boston Financial, may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations and the Fund has agreed to pay the Transfer Agent promptly for those modifications and improvements the Fund elects to utilize which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

14.2
The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s  facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

14.3
All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

15.2	New York Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

15.3
Force Majeure.  (a) In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

(b) In the event of equipment or other failures beyond the Transfer Agent’s control, the Transfer Agent shall, at no additional expense to the Fund, promptly notify the Fund and implement the Transfer Agent’s business continuity plan in accordance with Section 10.5.  An equipment failure shall be beyond the Transfer Agent’s control if it results from one or more of the events described in Section 15.3(a) of this Agreement.

15.4
Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.5
Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.6
Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.7
Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.8
Merger of Agreement.  This Agreement and any Schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.9	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.10.
Reproduction of Documents.  This Agreement and all Schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.11
Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent via facsimile or by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2000 Crown Colony Drive – 4th Floor
Quincy, Massachusetts 02169-0953

Attention: Legal Department
Facsimile: 617-483-7091

(b)           If to the Fund, to:
The DFA Investment Trust Company
6300 Bee Cave Road, Building One
Austin, TX 78746
Attention: General Counsel and Chief Operating Officer
Facsimile: 512-306-7609

16.	Additional Portfolios/ Funds

16.1
Additional Portfolios.  In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

16.2
Additional Funds.  In the event that an entity affiliated with the Fund, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

16.3
Conditions re: Additional Funds/Portfolios.  In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios and that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, the Transfer Agent shall, at the request of the Fund, establish such fund or portfolio on the TA2000 System with all applicable Fund attributes.  The Fund shall provide the Transfer Agent with at least thirty (30) days’ prior written notice of its planned establishment of such new fund or portfolio.  Once the fund or portfolio is established on the system, the Fund may at anytime thereafter provide the Transfer Agent with ten (10) days’ prior notice of the applicable effective date for the Transfer Agent to commence servicing such new fund or portfolio.

17.	Limitation of Liability of the Trustees and Shareholders.

This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually.  Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Portfolio and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE DFA INVESTMENT TRUST COMPANY

By: ___________________________________

Name: ________________________________

Title: _________________________________
As an Authorized Officer on behalf of the Fund

STATE STREET BANK AND TRUST COMPANY

By: ___________________________________

Name: ________________________________

Title: _________________________________

SCHEDULE A

The U.S. Large Cap Value Series
The Tax-Managed U.S. Marketwide Value Series
The DFA International Value Series
The Japanese Small Company Series
The United Kingdom Small Company Series
The Continental Small Company Series
The Asia Pacific Small Company Series
The Emerging Markets Series
The Emerging Markets Small Cap Series
The Canadian Small Company Series
Dimensional Retirement Equity Fund I

Schedule A-1

SCHEDULE 1.2(f)
AML DELEGATION

1.	Delegation.
1.1
In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund.   The Fund will have an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program, to the extent mutually agreed (the “AML Program”).

1.2
Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures.  The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3
The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.
Consent to Examination.  In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.
Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other matters that have not been delegated hereunder.

Schedule 1.2(f) - 1

SCHEDULE 1.2(f)
AML DELEGATION

4.	AML Procedures

4.1
Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)      On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database,  and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)      Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)      On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)      Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 30 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 30 days of address change);

(e)      Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)      Review accounts with frequent activity within a specified date range followed by a large redemption;

Schedule 1.2(f) - 2

SCHEDULE 1.2(f)
AML DELEGATION

(h)      Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)      Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)      Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a) and provide the Fund with the necessary information for it to respond to such request within the required time frame;

(k)      (i) take reasonable steps to verify the identity of any person or entity seeking to become a new customer of the Fund and notify the Fund in the event such person or entity cannot be verified, (ii) maintain records of the information used to verify the identity of the person or entity, as required, and (iii) determine whether the person or entity appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l)      Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction;

(m)  Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193); and

(n) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

Schedule 1.2(f) - 3

SCHEDULE 1.2(f)
AML DELEGATION

4.2
In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

4.3	In addition to the SSAE16, the Transfer Agent shall provide the Fund with a copy of its Annual Compliance Report prepared by the Transfer Agent’s independent auditors, which covers the AML Services.

4.4
The Transfer Agent shall make available to the Fund statistical information with respect to performance of the AML Procedures for the Fund.  The statistical information may be provided to the Fund in reports or, if the Fund elects to use the Transfer Agent’s Compliance Corner site, the information will be provided to the Fund on-line.  The Transfer Agent shall also provide the Fund, upon request, with annual AML certifications.

Schedule 1.2(f) - 4

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

1.
On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan.  Instructions shall mean as to the Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the Net Asset Value of the Fund is calculated, as described from time to time in the Fund’s prospectus(es).  Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.
On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans.  In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1).  In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1).  The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by the Fund, the TPA(s), and the Transfer Agent.

4.
The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.  The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.
The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

Schedule 2.1-5

7.	The TPA(s) shall, at the request and expense of the Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by the Fund for delivery to its Shareholders.

8.
The TPA(s) shall, at the request of the Fund, prepare and transmit to the Fund or any agent designated by it such periodic reports covering Shares of each Plan as the Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans.

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.